Exhibit 107.1
Calculation of Filing Fee Table
FORM
S-8
(Form Type)
AT&T Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Max im um Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and (h)	45,000,000 (1) (3)	$23.60 (2)	$1,062,000,000 (2)	$ 153.10 per $1,000,000	$162,592.20

Total Offering Amounts					$1,062,000,000		$162,592.20

Total Fee Offsets							—

Net Fee Due							$162,592.20

(1)
The number of shares being registered represents additional shares of Common Stock that may become available for issuance pursuant to new awards granted under the AT&T Inc. 2018 Incentive Plan (the “Plan”) as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled.

(2)
The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 45,000,000 shares by the average of the high and low price of the stock on December 4, 2024 ($23.60 per share).

(3)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend. No additional registration fee is required.